Exhibit 99.7

Amendment No. 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 is made and entered into effective as of the 9th day of November, 2005 (“Amendment”) to the EMPLOYMENT AGREEMENT dated April 1, 2004 (“Agreement”) by and between Thomas Furr and Smart Online, Inc. (“Smart Online”).

WHEREAS, the parties to the Agreement desire to amend paragraphs 2. (a) and 3. (a) to the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 2. (a) of the Agreement shall be deleted in its entirety and replaced by the following paragraph:

(a)    During the Employment Period, the Employee shall serve as a full-time employee of the Company as Chief Operating Officer with such duties and responsibilities as are customarily assigned to such position and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the President, Chief Executive Officer or Board of Directors.

2.	Section 3. (a) of the Agreement shall be deleted in its entirety and replaced by the following paragraph:

(a)    Base Salary. The Employee’s base salary shall be $136,800 per annum, payable monthly, which salary shall be reevaluated annually and is subject to such increases as the Board of Directors approves. The term “Annual Base Salary” shall refer to the base salary prevailing during the applicable period until such time of any increase in base salary whereupon it shall thereafter refer to such increased amount.

3.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment No. 1, effective as of the date set forth above.

SMART ONLINE, INC.	THOMAS FURR

By: /s/ Michael Nouri	By: /s/ Thomas Furr
Name: Michael Nouri
Title: CEO